EXHIBIT 4.4

FNCB BANCORP, INC.
DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock of FNCB Bancorp, Inc. (“FNCB,” “we,” “our” or the “Company”) and the material provisions of the FNCB’s amended and restated articles of incorporation and amended and restated bylaws and other agreements to which we and our shareholders are parties. FNCB has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: its common stock. The following is only a summary and is qualified by applicable law and by the provisions of the amended and restated articles of incorporation and amended and restated bylaws and other agreements, copies of which are filed as exhibits to the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

General

The total number of shares of all classes of stock that we have authority to issue is 70,000,000, consisting of 50,000,000 shares of common stock, par value $1.25 per share, and 20,000,000 shares of preferred stock, par value $1.25 per share.

Common Stock

Voting rights. The holders of our common stock possess exclusive voting rights in us. They elect our board of directors and act on such other matters as are required to be presented to them under Pennsylvania law, the rules promulgated by The Nasdaq Capital Market or our articles of incorporation and bylaws or as are otherwise presented to them by the board of directors. Each holder of our common stock is entitled to one vote per share and does not have any right to cumulative voting in the election of directors. At any meeting of the shareholders, the holders of a majority of our outstanding stock then having voting rights, present in person or by proxy, shall constitute a quorum for all purposes. If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceeds the votes cast opposing the action, unless otherwise provided by the charter or bylaws. Certain matters require the affirmative vote of the holders of at least 75% of the outstanding shares of our common stock.

Dividend rights. Subject to the rights that may be applicable to any outstanding preferred stock and all other classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, subject to certain prohibitions on our ability to pay dividends under Pennsylvania corporate law.

In addition, as a bank holding company, any dividends paid by us are subject to various federal and state regulatory limitations and also may be subject to the ability of the Bank to make distributions or pay dividends to us. The Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. Our ability to pay dividends is limited by minimum capital and other requirements prescribed by law and regulation. Furthermore, we are generally prohibited under Pennsylvania corporate law from making a distribution to our shareholders to the extent that, at the time of the distribution, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus (unless the articles of incorporation permits otherwise) the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any shareholders who may have preferential rights superior to those receiving the distribution. In addition, financing arrangements that we may enter into in the future may include restrictive covenants that may limit our ability to pay dividends.

Rights upon liquidation. In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities and after we have paid, or set aside for payment to, the holders of any stock having a liquidation preference over the common stock, all of our assets available for distribution. In the event of any liquidation, dissolution or winding up of the Bank, we, as a holder of the Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), all assets of the Bank available for distribution.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of our preferred stock.

Preferred Stock

General

Our board of directors has the authority, without shareholder consent, subject to certain limitations imposed by Pennsylvania law, to issue preferred stock from time to time in one or more series and to establish the number of shares to be included in each such series, and to fix the voting rights, preferences, limitations and special rights, if any of the shares of each such series and the qualifications, or restrictions thereof. These rights, preferences and restrictions will be fixed by a statement with respect to shares relating to each particular series. As of this date of this prospectus, we have no shares of preferred stock outstanding.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of FNCB without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. The authority of the board of directors with respect to each such series includes, among others:

●	the number of shares constituting the series;
●	general or specific voting rights;
●	preferential liquidation rights;
●	preferential cumulative or noncumulative dividend rights;
●	redemption or put rights; and
●	conversion rights.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock that have been designated from time to time, the terms of which might:

●	adversely affect the voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;
●	discourage an unsolicited proposal to acquire us; or
●	facilitate a particular business combination involving us.

Election and removal of directors

Our articles of incorporation and bylaws give our board of directors the power to determine the exact number of directors, which shall not be less than three. Our articles of incorporation also provide for a “classified” board of directors with staggered three-year terms of office. Our board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term then expires are elected to hold office for a term of three years. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of such class of directors at a meeting at which a quorum is present. Under the laws of the Commonwealth of Pennsylvania, vacancies in our board of directors, including vacancies results from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board of directors though less than a quorum, or by a sole remaining director, and each person so selected shall hold office until the next selection of the class for which such director has been chosen, and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal. Directors may only be removed for cause, which is defined as “final conviction of a felony, unsound mind, adjudication of bankruptcy, non-acceptance of the office or conduct prejudicial to the interests of [us].” In addition, shareholders may only attempt to remove a director for cause after service of specific charges, adequate notice and full opportunity to refute the charges.

Advance notice for shareholder proposals or making nominations at meetings

Our bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, our board of directors or an authorized committee thereof, the Chairman of our board of directors, our President, or by a shareholder who has given to our Secretary timely written notice in proper form, of the shareholder’s intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are selected and recommended by our board of directors, or the committee of our board of directors designated to make nominations, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

To be timely, notice of nominations or other business to be brought before any meeting must be delivered to our principal executive offices and within the following time periods:

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in the case of an annual meeting of shareholders, not earlier than the close of business on the 90th day and not later than the close of business on the 70th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than (a) the 70th day prior to such meeting or (b) if the notice of such meeting is mailed or public announcement of the date of such meeting is made less than 70 days prior to the date of such meeting, the 10th day following the day on which notice of the meeting was mailed or public announcement of the date of such meeting was made; and

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in the case of a special meeting of shareholders, not earlier that the close of business on the 90th day prior to such special meeting and not later than (a) the 70th day prior to such meeting or (b) if the notice of such meeting is mailed or public announcement of the date of such meeting is made less than 70 days prior to the date of such meeting, the 10th day following the day on which notice of the meeting was mailed or public announcement of the date of such meeting was made.

In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.

The notice of any shareholder proposal or nomination for election as director must set forth various information required under the bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on our books (if they so appear) and the class and number of shares of our capital stock that are beneficially owned by them.

Amendment of charter and bylaws

Under the Pennsylvania Business Corporation Law, (the “PBCL”), our articles of incorporation generally may not be amended without shareholder approval. Except as provided in the articles of incorporation and subject to the voting rights, any amendment to our articles of incorporation submitted for shareholder approval at a shareholders’ meeting is generally approved if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment. Our articles of incorporation require the approval of at least 75% of the outstanding shares of our common stock for the amendment of certain provisions of our articles of incorporation relating to business combinations not approved by the board of directors. Thus, the holders of a minority of the shares of our common stock could block certain future amendments to our articles of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 75%, of our outstanding shares of our common stock.

Our shareholders may amend our bylaws only upon the affirmative vote of the holders of at least 75% of our outstanding common stock. Additionally, our board of directors may amend our bylaws upon the affirmative vote of a majority of the directors then in office, subject to the power of the shareholders to change such actions by the board of directors by the affirmative vote of the holders of 75% of the outstanding shares of our common stock.

Ownership limitation

We are a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, if certain presumptions are not rebutted, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of any class of voting securities, (iv) owns a combination of voting and non-voting securities representing one-third or more of the total equity of the Company, or (v) is otherwise deemed to “control” the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC Policy Statement.

Under our bylaws, only our board of directors, the Executive Committee, the Chairman of our board of directors, or our President, may call special meetings of the shareholders. Our shareholders are not permitted to call special meetings of the shareholders.

Limitation of liability of directors and officers

Our bylaws provide that we will indemnify any person who was or is a party to or witness in, or is threatened to be made a party to or a witness in, any threatened, pending or completed action, suit or proceeding, including actions by us or in our right, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or is or was serving while our director or officer at our request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Pennsylvania law requires that to the extent that a director, officer or another representative has been successful on the merits or otherwise in defense of any action or proceeding referred to above or in defense of any claim, issue or matter therein, that director or officer shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith. Our bylaws further provide that the right to indemnification includes the right to have expenses incurred by our officer or director in connection with participating in a civil or criminal action, suit or proceeding described above shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by us, subject to any limitations prescribed by state or federal law, rule or regulation or interpretations thereof.

Indemnification shall not be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to us unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Nor shall indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted self-dealing, willful misconduct or recklessness, subject to any limitations prescribed by state or federal law, rule or regulation or interpretations thereof.

Anti-takeover provisions in the PBCL

Pursuant to the PBCL, in the case of a merger or share exchange, with some exceptions, our board of directors must submit the plan of merger or share exchange to the shareholders for approval, and the approval of the plan of merger or share exchange generally requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the plan exists.

Provisions of the PBCL, applicable to us provide, among other things, that:

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we may not engage in a business combination with an “interested shareholder,” generally defined as a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;

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holders of our common stock may object to a “control transaction” involving us (a control transaction is defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation), and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group”;

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holders of “control shares” will not be entitled to voting rights with respect to any shares in excess of specified thresholds, including 20% voting control, until the voting rights associated with such shares are restored by the affirmative vote of a majority of disinterested shares and the outstanding voting shares of the Company; and

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any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to us from the disposition of any equity securities of within 18 months after the person or group became a “controlling person or group” shall belong to and be recoverable by us.

Pennsylvania-chartered corporations may exempt themselves from these and other anti-takeover provisions. Our articles of incorporation do not provide for exemption from the applicability of these or other anti-takeover provisions in the PBCL.

The provisions noted above may have the effect of discouraging a future takeover attempt that is not approved by our board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also result in the removal of our board of directors or management more difficult. Furthermore, such provisions could render our company being deemed less attractive to a potential acquirer or could result in our shareholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available either in the market generally or in a takeover.

Anti-takeover effects of some provisions

In addition to the anti-takeover provisions of the PBCL, some provisions of our articles of incorporation and bylaws could make more difficult the removal of our incumbent officers and directors. These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Our articles of incorporation contain certain super-majority requirements to approve a merger or consolidation of us. Under the articles of incorporation, the affirmative vote of the holders of not less than 75% of our outstanding common stock is required to authorize any merger or sale of all, or substantially all, unless approval of such proposed transaction is recommended by at least a majority of our entire board of directors. In addition, our articles of incorporation provides that our board of directors may issue “blank check” preferred stock without shareholder approval. Some of the rights and preferences of these shares of preferred stock would be superior to the rights and preferences of shares of our common stock. Accordingly, the issuance of new shares of preferred stock may adversely affect the rights of the holders of shares of our common stock. Our articles of incorporation also provide for a “classified” board of directors with staggered three-year terms of office. Our board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term then expires are elected to hold office for a term of three years. Therefore, the term of office of one class of directors expires in each year. A classified board of directors may have the result of delaying or preventing an investor from changing a majority of our directors.

Listing and trading market for common stock

Our common stock is traded on The Nasdaq Capital Market under the symbol “FNCB”.

Transfer agent and registrar

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar of our common stock.